Exhibit 99.1

FOR IMMEDIATE RELEASE

PACKAGING CORPORATION OF AMERICA REPORTS FOURTH QUARTER AND FULL YEAR 2005  RESULTS

Lake Forest, IL  January 23, 2006 – Packaging Corporation of America (NYSE: PKG) today reported fourth quarter 2005 net income of $2 million, or $0.02 per share, compared to fourth quarter 2004 net income of $38 million, or $0.36 per share.  Fourth quarter 2004 earnings included income of $17 million, or $0.16 per share, from a dividend paid to PCA by Southern Timber Venture.  Net sales for the fourth quarter were $473 million, compared to $493 million in the fourth quarter of 2004.

Full year 2005 net income was $53 million, or $0.49 per share, compared to $69 million, or $0.64 per share, in 2004.  As shown in the attached table, adjusted net income, which excludes special items, was $47 million, or $0.44 per share, in 2005, compared to $52 million, or $0.48 per share, in 2004.  Net sales for 2005 and 2004 were $2.0 billion and $1.9 billion, respectively.

The reduction in fourth quarter earnings, compared to last year’s adjusted net income, was driven primarily by higher transportation, fuel and electricity costs of $0.09 per share, lower pricing of $0.06 per share, and higher labor and benefit costs of $0.02 per share.  Lower earnings for the full year, compared to 2004, were driven by the same cost items that affected the fourth quarter and, for the most part, were offset by higher pricing and volume.

PCA’s corrugated products shipments were up 4.8% compared to last year’s fourth quarter and up 4.6% for the full year.  Excluding our Midland Container acquisition, fourth quarter and full year shipments were up 3.0% and 3.4%, respectively.  Containerboard production in the fourth quarter was 596,000 tons, down 0.6% compared to last year’s fourth quarter, and 2,347,000 tons for the year, up 1.2% compared to 2004.

Paul T. Stecko, Chairman and CEO of PCA, said, “Our mill efficiency, production and costs were outstanding in the fourth quarter.  We were able to support our strong corrugated products growth, up 4.8%, while at the same time, reduce natural gas consumption in our mills to just over 3% of purchased fuels compared to 9% in the fourth quarter of 2004.  This is a remarkably low number, which we believe gives us a rather unique, low cost, energy position within our industry.”

“Looking ahead”, Mr. Stecko added, “our biggest challenge will be to maintain adequate containerboard inventories in our box plants in order to support corrugated products growth.  We expect higher prices for both containerboard and corrugated products as a result of previously announced price increases.  Our October price increases should be fully realized in the first quarter while our January price increases will not be fully realized until the second quarter as the flow-through to box prices is completed.  Our Counce, TN linerboard mill undergoes its annual maintenance outage in March, which will reduce production and increase costs, and we also expect seasonally higher energy consumption.  All in all, we currently expect first quarter earnings of about $0.08 per share.”

PCA is the sixth largest producer of containerboard and corrugated packaging products in the United States with sales of $2.0 billion in 2005. PCA operates four paper mills and 68 corrugated product plants in 27 states across the country.

CONTACT:

Barbara Sessions
Packaging Corporation of America
INVESTOR RELATIONS: (877) 454-2509
PCA’s Website: www.packagingcorp.com

Conference Call Information:

WHAT:	Packaging Corporation of America 4th Quarter 2005 Earnings Conference Call

WHEN:	Tuesday, January 24, 2006
11:00 a.m. Eastern Time

NUMBER:	(866) 253-6509 (U.S. and Canada) and (703) 639-1208 (International)
Dial in by 10:45 a.m. Eastern Time
Conference Call Leader: Mr. Paul Stecko

WEBCAST:	http://www.packagingcorp.com

REBROADCAST DATES:	January 24, 2006 2:00 p.m. Eastern Time through
February 8, 2006 12:00 a.m. Eastern Time

REBROADCAST NUMBER:	(888) 266-2081 (U.S. and Canada), or (703) 925-2533 (International)
Passcode: 835925

Some of the statements in this press release are forward-looking statements.  Forward-looking statements include statements about our future financial condition, our industry and our business strategy.  Statements that contain words such as “ will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements.  These forward-looking statements are based on the current expectations of PCA.  Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially.  Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of general economic conditions; containerboard and corrugated products general industry conditions, including competition, product demand and product pricing; fluctuations in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under the section ”Risk Factors” in PCA’s registration statement filed on December 16, 2005 with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.

Packaging Corporation of America

Consolidated Earnings Results

Unaudited

	Three Months Ended December 31,
(in millions, except per share data)	2005	2004

Net sales	$472.7	$492.6
Cost of sales	(415.6)	(404.2)

Gross profit	57.1	88.4
Selling and administrative expenses	(35.7)	(36.3)
Joint venture dividend, net of expenses	—	27.8
Other expense, net	(2.5)	(0.9)
Corporate overhead	(10.9)	(11.5)

Income before interest and taxes	8.0	67.5
Interest expense, net	(6.9)	(7.2)

Income before taxes	1.1	60.3
(Provision) benefit for income taxes	0.6	(21.9)

Net income	$1.7	$38.4

Earnings per share:
Basic earnings per share	$0.02	$0.36
Diluted earnings per share	$0.02	$0.36

Basic common shares outstanding	107.2	106.8
Diluted common shares outstanding	107.9	107.9

Supplemental financial information (in millions):

Capital spending	$26.3	$32.2
Long term debt	695.2	694.9
Cash balance	112.7	213.3

	For the Year Ended December 31,
(in millions, except per share data)	2005	2004

Net sales	$1,993.6	$1,890.1
Cost of sales	(1,686.8)	(1,592.4)

Gross profit	306.8	297.7
Selling and administrative expenses	(146.5)	(136.2)
Joint venture dividends, net of expenses	14.0	27.8
Other expense, net	(10.7)	(4.2)
Corporate overhead	(47.5)	(44.6)

Income before interest and taxes	116.1	140.5
Interest expense, net	(28.1)	(29.6)

Income before taxes	88.0	110.9
Provision for income taxes	(35.4)	(42.2)

Net income	$52.6	$68.7

Earnings per share:
Basic earnings per share	$0.49	$0.65
Diluted earnings per share	$0.49	$0.64

Basic common shares outstanding	107.3	106.4
Diluted common shares outstanding	108.1	107.6

Supplemental financial information (in millions):

Capital spending	$125.3	$108.6
Acquisitions of businesses	48.7	$38.4

Packaging Corporation of America

Reconciliation of Net Income as Reported

To Adjusted Net Income Before Special Items (1)

Unaudited

	Three Months Ended December 31,		For the Year Ended December 31,
(in millions)	2005	2004	2005	2004

Net Income as Reported	$1.7	$38.4	$52.6	$68.7

Special Items:

Dividend from Joint Venture (2)	—	(16.9)	(7.0)	(16.9)

Restructuring and Severance Charges (3)	0.2	—	1.6	—

Total Special Items	0.2	(16.9)	(5.4)	(16.9)

Adjusted Net Income Before Special Items	$1.9	$21.5	$47.2	$51.8

Diluted Earnings per Share Before Special Items	$0.02	$0.20	$0.44	$0.48

Notes to Reconciliation of Net Income as Reported

to Adjusted Net Income Before Special Items

(1)

Adjusted net income before special items, a non-GAAP financial measure, excludes the after-tax effect of the special items as management considers such items to be unusual in nature. Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results.

(2)

Represents dividend payments of $12.5 million and $29.3 million ($7.0 million and $16.9 million net of expenses and taxes) received in the second quarter of 2005 and the fourth quarter of 2004, respectively, from Southern Timber Venture, a timberlands joint venture in which PCA holds a 31.33% equity interest. Each of the dividend payments resulted from Southern Timber Venture’s sale of a major portion of its timberland holdings. Expenses include legal fees and special bonuses for successful completion of the timberlands sales.

(3)	Represents restructuring and severance charges, net of tax, recorded primarily for the November 2005 closure of a corrugated products plant.